ETF Series Solutions
615 East Michigan Street | Milwaukee, Wisconsin 53202

January 7, 2019

VIA EDGAR TRANSMISSION

U.S. Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, DC  20549

Re:	ETF Series Solutions (the “Trust”)
File Nos.: 333-179562 and 811-22668
Ladies and Gentlemen:
Attached for filing is Post-Effective Amendment (“PEA”) No. 440 to the Trust’s Registration Statement on Form N-1A. This PEA No. 440 is filed for the sole purpose of submitting the XBRL exhibits for the risk/return summary first provided in Post-Effective Amendment No. 427 (Accession No. 0000894189-18-006793) to the Trust’s Registration Statement, which was filed on December 14, 2018 and effective on December 31, 2018.
If you have any questions or require further information, please contact Michael Barolsky at (414) 765‑5586 or michael.barolsky@usbank.com.

Sincerely,

/s/ Michael D. Barolsky
Michael D. Barolsky
Vice President and Secretary